                                                                 Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in this Post-Effective Amendment No. 11 to Registration Statement No. 333-00437 of Morgan Stanley Japan Fund (the "Fund"), on Form N-1A of our report dated July 19, 2004, appearing in the May 31, 2004 Annual Report of the Fund, which is incorporated by reference in the Prospectus and the Statement of Additional Information both of which are part of such Registration Statement, and to the references to us under the captions "Financial Highlights" in the Prospectus and "Custodian and Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information.



Deloitte & Touche LLP
New York, New York
July 28, 2004